Exhibit 23.4

CONSENT OF STAX INC.

Stax Inc. (“Stax”) hereby consents to the references by Emerald Expositions Events, Inc. (the “Company”) to Stax’s market and industry data and information cited in the Company’s Registration Statement on Form S-1 and any amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to the use of Stax’s name in connection with the use of such data and information in the Registration Statement. Stax also hereby consents to the filing of this consent as an exhibit to the Registration Statement.

Stax Inc.

By:	/s/ Brett A. Conradt
Name: Brett A. Conradt
Title: Managing Director
Date: April 10, 2017